Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 2, 2016) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth fiscal quarter ended April 30, 2016.

Net sales for the fourth fiscal quarter increased 16% to $240.9 million compared with the same quarter of the prior fiscal year. Net sales for the full fiscal year increased 15% to $947.0 million from the comparable period of the prior fiscal year. The Company experienced growth in all channels during the fourth quarter of fiscal year 2016.

Net income was $13.4 million ($0.81 per diluted share) for the fourth quarter of the current fiscal year compared with $11.3 million ($0.69 per diluted share) for the fourth quarter of the prior fiscal year. Exclusive of after-tax non-operating charges related to idle land disposal of $0.8 million ($0.05 per diluted share), the Company generated $14.2 million ($0.86 per diluted share) of net income for the fourth quarter of the current fiscal year compared with $11.3 million ($0.69 per diluted share) for the same period of the prior fiscal year.

Net income for the entire fiscal year 2016 was $58.7 million ($3.57 per diluted share) compared with $35.5 million ($2.21 per diluted share) for the same period of the prior fiscal year. Exclusive of after-tax non-operating charges related to idle land disposal of $0.8 million ($0.05 per diluted share), the Company generated $59.5 million ($3.62 per diluted share) of net income for the entire current fiscal year compared with $35.5 million ($2.21 per diluted share) for the same period of the prior fiscal year.

Gross profit for the fourth quarter of the current fiscal year was 20.3% of net sales compared with 20.9% in the same quarter of the prior year. Gross profit for the entire current fiscal year was 21.1% of net sales compared with 18.5% for the same period in the prior year. Gross profit in the current quarter was unfavorably impacted by higher labor benefit costs and higher depreciation costs related to the previously announced plant expansion. Gross profit for the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency.

Selling, general and administrative costs for the fourth quarter of fiscal year 2016 were 11.1% of net sales compared with 12.4% in the same quarter of the prior year. Selling, general and administrative costs for the entire current fiscal year were 11.3% of net sales compared with 11.9% for the same period in the prior year. The improvement in the Company’s operating expense ratio in the current quarter and the current fiscal year was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $71.8 million during fiscal year 2016 compared with $58.7 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability which was partially offset by higher customer receivables. Net cash used by investing activities was $40.8 million during the fiscal year compared with $56.6 million during the same period of the prior year due to a $27.0 million reduced investment in certificates of deposit, which was partially offset by increased investment in promotional

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AMWD Announces Fourth Quarter Results

June 2, 2016

displays and property, plant and equipment of $10.7 million. Net cash used by financing activities of $6.1 million increased $17.8 million during the fiscal year compared to the same period in the prior year as the company repurchased 243,143 shares of common stock at a cost of $16.6 million, an $11.5 million increase from the prior year, and proceeds from the exercise of stock options decreased $6.2 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2016	2015	2016	2015

Net Sales	$240,923	$206,892	$947,045	$825,465
Cost of Sales & Distribution	192,052	163,572	747,351	672,933
Gross Profit	48,871	43,320	199,694	152,532
Sales & Marketing Expense	17,313	16,483	66,489	64,304
G&A Expense	9,398	9,063	40,045	33,773
Restructuring Charges, net	—	(246)	—	(240)
Operating Income	22,160	18,020	93,160	54,695
Interest & Other (Income) Expense	1,311	(15)	1,374	308
Income Tax Expense	7,477	6,727	33,063	18,888
Net Income	$13,372	$11,308	$58,723	$35,499

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,415,321	16,297,241	16,441,571	16,037,453

Income Per Diluted Share	$0.81	$0.69	$3.57	$2.21

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AMWD Announces Fourth Quarter Results

June 2, 2016

Condensed Consolidated Balance Sheet
(Unaudited)
	April 30	April 30
	2016	2015

Cash & Cash Equivalents	$174,463	$149,541
Investments - certificates of deposit	25,750	35,500
Customer Receivables	55,813	46,142
Inventories	39,319	35,988
Other Current Assets	6,864	4,758
Total Current Assets	302,209	271,929
Property, Plant & Equipment	99,332	85,516
Investments - certificates of deposit	18,250	—
Other Assets	46,902	41,459
Total Assets	$466,693	$398,904

Current Portion - Long-Term Debt	$1,574	$1,457
Accounts Payable & Accrued Expenses	90,739	83,333
Total Current Liabilities	92,313	84,790
Long-Term Debt	22,478	21,498
Other Liabilities	71,141	62,774
Total Liabilities	185,932	169,062
Stockholders' Equity	280,761	229,842
Total Liabilities & Stockholders' Equity	$466,693	$398,904

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	April 30
	2016	2015

Net Cash Provided by Operating Activities	$71,778	$58,737
Net Cash Used by Investing Activities	(40,773)	(56,606)
Net Cash Provided (Used) by Financing Activities	(6,083)	11,710
Net Increase in Cash and Cash Equivalents	24,922	13,841
Cash and Cash Equivalents, Beginning of Period	149,541	135,700

Cash and Cash Equivalents, End of Period	$174,463	$149,541

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